Exhibit 99.1

NEWS

(XLG)

FOR IMMEDIATE RELEASE:

December 12, 2003

Contact:	Sharon Filbig, Investor Relations, Price Legacy Corporation.
Excel Centre, 17140 Bernardo Center Drive, Suite 300, San Diego, CA 92128 (858) 675-9400

PRICE LEGACY ANNOUNCES RESIGNATION AND
APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

San Diego, CA. (December 12, 2003) –Price Legacy Corporation (AMEX: XLG) announced today that it appointed Jeffrey R. Fisher as its Chief Financial Officer.  Mr. Fisher was most recently Chief Financial Officer of National Retail Partners, LLC, a private real estate company which operated and managed a $1 billion portfolio of real estate assets.  Mr. Fisher will replace James Y. Nakagawa who resigned as the Company’s Chief Financial Officer to join Kausay Holdings, a private real estate company located in San Diego.

Jack McGrory, Chairman and Chief Executive Officer, commented on the appointment of Mr. Fisher, “We are excited to have someone with Jeff’s background and experience join our management team.”  Mr. McGrory also commended Mr. Nakagawa’s years of dedicated service.  “Jim has successfully served the Company during several mergers and has performed in an admirable and highly ethical manner, and we wish him the best in his future endeavors.”

Mr. Fisher’s appointment as Chief Financial Officer will become effective January 2, 2004.

Price Legacy acquires, operates, develops and sells open-air shopping centers nationwide. The Company manages its properties through regional offices located in Arizona, California, Florida, Utah and Virginia. Price Legacy has its corporate offices in San Diego, California, is organized as a REIT and has a taxable REIT subsidiary, Excel Legacy Holdings Inc.  Price Legacy is committed to providing an environment of stability and growth for its shareholders and tenants.  For more information on Price Legacy, visit the Company’s Web site at www.PriceLegacy.com.

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Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of Price Legacy to differ materially from historical results or from any results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include the possibility that the resignation and appointment of a new CFO may not occur as described in this release, changes in general economic conditions, real estate conditions, competition, litigation, financial performance of Price Legacy’s properties, joint ventures and investments, and environmental and other liabilities. The Company refers you to the documents it files from time to time with the Securities and Exchange Commission available through the Company’s website at www.PriceLegacy.com, which discuss these and other factors that could adversely affect the Company’s results. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Price Legacy undertakes no obligation to update publicly or revise any forward-looking statements.